UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec (the “Consent Solicitation”).  SP II has filed a definitive consent statement with the SEC with regard to the Consent Solicitation.

On October 22, 2009 SP II issued the following press release:
RiskMetrics and Proxy Governance, Inc. Recommend Removal of
Adaptec CEO Sundaresh and Legacy Director Loarie

Call Actions by Legacy Directors “Unusual, Troubling and Contrary to Good Governance”

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) today announced that RiskMetrics Group (formerly Institutional Shareholder Services) and Proxy Governance, Inc., two of the world’s leading independent proxy advisory firms, have both issued reports recommending that stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT - News) vote in support of Steel Partners’ consent solicitation to remove Legacy Director and CEO S. “Sundi” Sundaresh and legacy director Robert J. Loarie.

RiskMetrics wrote in its report: “We find recent events and governance practices taken by the board in its efforts to restructure the board unusual, troubling and contrary to good governance.” Adding: “We conclude the CEO as the architect of the strategic plan and leader of the day-to-day operations, shares a greater burden for both successes and failures. Overall, in view of the history of underperformance relative to its peers and the resultant deterioration in shareholder value, greater management oversight may be warranted.

“Corporate governance wise, we believe some of the board’s actions when taken together, call into question the board’s ability to govern effectively and serve to disenfranchise shareholders by marginalizing the ability for shareholder voices to be heard on the board.

“In summary, given the history of poor financial and share price performance, coupled with recent questionable governance actions, the dissidents have made a valid case for greater management and board oversight.”

Proxy Governance wrote in its report: “The proponents have demonstrated a compelling case that the legacy directors on the board are unwilling or unable to hold management accountable for its failure to increase shareholder value. Because shrinking the board by removing the two targeted legacy directors would provide the remaining directors a compelling mandate to address these issues, we believe shareholders should support the proposal.”

Commenting on the two reports, Warren Lichtenstein of Steel Partners said: “Given RiskMetrics’ and Proxy Governance’s reports, Steel Partners hopes stockholders will vote for our proposals and the removal of CEO Sundaresh and Legacy Director Loarie.”

Both advisory firms noted that in the first quarter of 2009, the Board hired an independent financial advisor to explore strategic alternatives for the company and that the financial advisor recommended the company explore the sale of the Company’s current operating business, intellectual property and real estate, and then look to redeploy the capital in a way to maximize the value of the net operating loss carry forwards (“NOLs”).

Steel Partners is concerned that the “legacy directors,” which consist of Messrs. Sundaresh, Castor, Kennedy, Loarie, and Van Houweling, do not intend to abide by the recommendation of the financial advisor.

“We find it hard to believe the lame-duck legacy directors continue to breach their fiduciary duties to Adaptec shareholders, and ignore the recommendations of the Company’s own independent financial advisor and engage in other questionable governance actions,” stated Mr. Lichtenstein.

Steel Partners added that before engaging in any distribution of cash or other assets the Company should conduct a step-by-step analysis with its financial, tax and legal advisors to identify the most tax efficient way to return cash to stockholders, including but not limited to stock buybacks or dividends. Steel Partners said that a distribution of cash or other Company assets could reduce the present value of Company’s NOLs and could cause irreparable harm to the Company’s shareholders. Therefore, no such action should be taken by the legacy directors and shareholders should be afforded the opportunity to speak and vote on Steel Partners’ proposals, including the removal of CEO Sundaresh and legacy director Loarie. Steel Partners warned that if the Legacy Directors attempt to take such action, that each director would be held personally accountable for any diminution of shareholder value.

Steel Partners recommends that all Adaptec stockholders sign, date and return the WHITE consent card today. We urge you not to revoke your consent by signing any gold consent revocation card sent to you by Adaptec or otherwise, and to revoke any consent revocation you may have already submitted to Adaptec. Follow the simple voting instructions contained on the WHITE consent card or contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500.

Steel Partners reminds Adaptec stockholders that time is of the essence and that consents to remove directors Sundaresh and Loarie will not be effective unless the delivery of the written consents is made by November 2, 2009. We therefore encourage stockholders to deliver consent cards to MacKenzie Partners as promptly as possible. It is our goal to deliver consents as early as practicable before the November 2, 2009 deadline.

About Steel Partners

Steel Partners Holdings L.P. ("SPH") is a global diversified holding company that owns majority-owned subsidiaries, controlled companies and other interests in a variety of operating assets and businesses. SPH seeks to work with the management of these companies to increase corporate value over the long term for all stakeholders and shareholders through growth initiatives, Steel Partners Operational Excellence programs, the Steel Partners Purchasing Council, balance sheet improvements and capital allocation policies.

Steel Partners II LP is a wholly-owned subsidiary of SPH.

Contact:

Steel Partners
Jason Booth, 310-941-3616
Jason@steelpartners.com